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                                                                  EXHIBIT 10.4.2

                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

        This is the first amendment to the Employment Agreement dated on or about March 9, 1998, by and between American Home Mortgage Corp. and James O'Reilly (the "Employment Agreement") and is made on February 1, 2001.

        1 The defined terms set forth in the Employment Agreement shall be given their same meaning in this amendment

        2 Section 5, subsection (c) of the Employment Agreement is omitted in its entirety and replaced with the following:

           A portion of the profit from secondary market activities, secondary market activities being defined as the aggregate difference for all loans sold during a month, between the price the Company receives for a loan and the price the company would have received for the loan had it sold the loan to the best efforts investor offering the highest price for the loan, that resulting total plus or minus the gain or less from hedging activities allocated to the month. For the purpose of this subsection, best efforts investors shall be limited to those investors to which the company has sold loans, and the twenty largest buyers of whole mortgage loans in the United States based on league tables for the previous year. For the purposes of this subsection, highest price shall be based on the lock-in period granted a customer. For the purposes of this subsection, hedging activities shall include pairing-out of unfulfilled forward sales contracts and options trading.

           The portion of the profit that shall be paid as a monthly bonus is as follows:

           Profit from Secondary Marketing Activities         Portion (percentage) that shall be
                                                              paid to the Executive as bonus
           First $100,000 of monthly profit........................ 10%
           Next $150,000 of monthly profit.........................  9%
           Next $300,000 of monthly profit.........................  5%
           Next $500,000 of monthly profit.........................  3%
           Profits exceeding $1,050,000 per month..................  2%

           If there is a loss from secondary marketing activity during a given month, such loss will be offset against profits in the subsequent month, or if necessary months, until the amount of the loss is fully offset. In a month for which a profit is being offset by a previous loss, the profit from secondary marketing activities upon which the bonus is calculated will be the amount of profit for the month less the amount of the loss being offset.

           Bonuses due to the Executive pursuant to this Section shall be calculated by the company and paid to the Executive no later than thirty days after the close of a month. If the Executive disagrees with the amount paid for a given month, he will notify the Company within ten days. Absent such notification, the amount paid shall be deemed correct.

           The Executive agrees that his first responsibility is to protect the company from interest rate risk, and that he will not engage in practices that expose the company to material losses due to a change in interest rates. The Executive agrees that profits from secondary marketing activity will be earned by 1) selling loans on a mandatory basis and hedging the resulting interest rate risk, 2) selling loans in bulk, 3) negotiating favorable sale terms with investors, 4) taking advantage of opportunities due to investors continuing to offer a set price as the market changes, and 5) other opportunities that do not create material interest rate risk.

        3 The amount due and unpaid the Executive as of this date is $150,000, and no additional amount for past services or previous periods is due.

        4  All other terms of the Employment Agreement remain unchanged.

        IN WITNESS WHEREOF, the parties hereto have caused this amendment to be duly executed on February 1, 2001.


                                American Home Mortgage Corp.


                                By: /s/ Michael Strauss
                                    ----------------------------------
                                    Name:   Michael Strauss
                                    Title:  President


                                /s/ James O'Reilly
                                ---------------------------------------
                                James O'Reilly